Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 6, 2019

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
Kennametal Announces Fiscal 2019 Third Quarter Results:
10th consecutive quarter of year-over-year earnings per share growth

Highlights

•	Earnings per diluted share (EPS) of $0.82; adjusted EPS increases 10 percent year-over-year to $0.77

•	Sales of $597 million down 2 percent year-over-year; continued organic sales growth of 3 percent

•	Earnings improvement of 35 percent; adjusted EBITDA margin improves to 19.4 percent

•	Fiscal 2019 outlook tightened, adjusted EPS range of $3.00 - $3.10 per share, within previous outlook range

•	Next phase of restructuring actions associated with simplification/modernization expected to achieve annual savings of $35-$40 million by end of fiscal 2020
PITTSBURGH, (May 6, 2019) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2019 third quarter ended March 31, 2019, with EPS of $0.82, compared with $0.61 in the prior year quarter, and adjusted EPS of $0.77, compared with $0.70 in the prior year quarter.

“We delivered organic sales growth in every business segment, on increasingly tougher comparables, and end markets remained generally positive except for automotive,” said President and Chief Executive Officer, Chris Rossi. "Earnings improved, and our adjusted EBITDA margin for the quarter increased notably year-over-year which is in-line with the fiscal 2021 targets outlined at our most recent Investor Day.”

Rossi continued, “We are seeing the increasing benefits from simplification/modernization in our financial results. Moving forward, we expect the associated restructuring efforts to further reduce structural costs while maintaining customer commitments.”

Simplification/Modernization Restructuring

The Company today announced details of the next phase of restructuring associated with simplification /modernization. These actions are expected to reduce structural costs and are currently estimated to achieve $35-$40 million of annualized savings by the end of fiscal 2020. The Company is expected to incur pre-tax charges of $55-$65 million through fiscal 2019 and 2020 for these restructuring activities.

Fiscal 2019 Third Quarter Key Developments

Sales of $597 million decreased 2 percent from $608 million year-over-year, reflecting 4 percent unfavorable currency exchange effect and a 1 percent unfavorable business day effect, partially offset by 3 percent organic sales growth.

In connection with the Company's simplification/modernization initiative, pre-tax restructuring and related charges were $3 million, or $0.03 per share, and incremental pre-tax benefits from simplification/modernization restructuring were approximately $3 million in the quarter. Annualized run-rate pre-tax benefits of approximately $12 million have been achieved in connection with these substantially completed simplification/modernization initiatives.

Operating income was $82 million, or 13.7 percent margin, compared to $81 million, or 13.3 percent margin, in the prior year quarter. Adjusted operating income was $85 million, or 14.3 percent margin, compared to $83 million, or 13.6 percent margin, in the prior year quarter. The increase in adjusted operating income was due primarily to organic sales growth, incremental simplification/modernization benefits and lower compensation expense, partially offset by unfavorable volume-related labor and fixed cost absorption in certain facilities in part due to simplification/modernization efforts in progress, higher raw material costs and unfavorable currency exchange. Price realization exceeded raw material cost inflation.

The reported effective tax rate (ETR) for the quarter was 11.0 percent and the adjusted ETR was 19.8 percent, compared to reported ETR of 31.2 percent and adjusted ETR of 23.1 percent in the prior year quarter. The change in the adjusted ETR was primarily due to U.S. tax reform.

Reported EPS in the current quarter includes a non-recurring benefit related to U.S. tax reform of $0.08 and restructuring and related charges of $0.03. Reported EPS in the prior year quarter includes a non-recurring charge related to U.S. tax reform of $0.08 and restructuring and related charges of $0.01.

Net cash flow provided by operating activities was $157 million compared to $158 million in the prior year period. Free operating cash flow (FOCF) was $15 million compared to $54 million in the prior year period. The change in FOCF was driven primarily by higher working capital and greater net capital expenditures due in part to simplification/modernization initiatives, partially offset by increased cash flow from operations before changes in certain other assets and liabilities.

Outlook

The Company updated its outlook for fiscal year 2019:

•	Adjusted EPS of $3.00 to $3.10 on organic sales growth of approximately 5 percent

•	Adjusted ETR of approximately 22 percent

•	Capital spending of $200 to $220 million

•	Free operating cash flow of $120 to $140 million

Segment Results

Industrial sales of $319 million decreased 4 percent from $333 million year-over-year, reflecting a 5 percent unfavorable currency exchange impact, partially offset by organic sales growth of 1 percent. Operating income was $57 million, or 18.0 percent margin, compared to $50 million, or 15.1 percent margin, in the prior year quarter. Adjusted operating income was $58 million, or 18.3 percent margin, compared to $51 million, or 15.4 percent margin, in the prior year quarter. The increase in adjusted operating income was driven primarily by organic sales growth and incremental simplification/modernization benefits, partially offset by unfavorable volume-related labor and fixed cost absorption in certain facilities in part due to simplification/modernization efforts in progress and unfavorable currency exchange.

Widia sales of $51 million decreased 2 percent from $52 million year-over-year, driven by a 4 percent unfavorable currency exchange impact and an unfavorable business day effect of 1 percent, partially offset by organic sales growth of 3 percent. Operating income was break-even, compared to $1 million, or 2.4 percent margin, in the prior year quarter. Adjusted operating income was $1 million, or 1.3 percent margin, compared to $1 million, or 2.4 percent margin, in the prior year quarter. The change in adjusted operating income was driven primarily by lower margins from one-time costs associated with simplification efforts to streamline the product portfolio, partially offset by organic sales growth.

Infrastructure sales of $228 million increased 2 percent from $223 million year-over-year, driven by organic sales growth of 6 percent, partially offset by an unfavorable currency exchange impact of 3 percent and an unfavorable business day effect of 1 percent. Operating income was $25 million, or 11.0 percent margin, compared to $30 million, or 13.5 percent margin, in the prior year quarter. Adjusted operating income was $27 million, or 11.7 percent margin, compared to $31 million, or 13.8 percent margin, in the prior year quarter. The decrease in adjusted operating income was primarily driven by higher raw material costs and manufacturing expenses, partially offset by organic sales growth and incremental simplification/modernization benefits.

Dividend Declared

Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 29, 2019 to shareholders of record as of the close of business on May 14, 2019.
The Company will discuss its fiscal 2019 third quarter results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, May 7, 2019.
The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company’s website on the Investor Relations/Events page beginning on May 7, 2019 at 10:00 a.m. through June 4, 2019.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2019 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Sales	$597,204	$607,936	$1,771,285	$1,721,734
Cost of goods sold	389,118	391,519	1,153,509	1,133,866
Gross profit	208,086	216,417	617,776	587,868
Operating expense	120,135	130,630	358,054	373,361
Restructuring and asset impairment charges	2,440	1,264	5,061	6,834
Amortization of intangibles	3,640	3,690	10,780	11,028
Operating income	81,871	80,833	243,881	196,645
Interest expense	8,104	7,468	24,305	21,848
Other income, net (1)	(4,993)	(3,876)	(11,775)	(11,314)
Income before income taxes	78,760	77,241	231,351	186,111
Provision for income taxes	8,632	24,130	46,553	51,204
Net income	70,128	53,111	184,798	134,907
Less: Net income attributable to noncontrolling interests	1,578	2,245	4,852	3,256
Net income attributable to Kennametal	$68,550	$50,866	$179,946	$131,651
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.83	$0.62	$2.19	$1.62
Diluted earnings per share	$0.82	$0.61	$2.16	$1.59
Dividends per share	$0.20	$0.20	$0.60	$0.60
Basic weighted average shares outstanding	82,479	81,793	82,305	81,445
Diluted weighted average shares outstanding	83,339	83,109	83,266	82,670
(1) Includes income of $3.6 million and $4.5 million for the three months ended March 31, 2019 and 2018, respectively, and $10.7 million and $13.4 million for the nine months ended March 31, 2019 and 2018, respectively, from the combined effects of net periodic pension income and postretirement benefit cost (other than the service cost component) as a result of the adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. The prior period was restated to reflect the retrospective adoption of this standard.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2019	June 30, 2018
ASSETS
Cash and cash equivalents	$112,597	$556,153
Accounts receivable, net	403,411	401,290
Inventories	588,613	525,466
Other current assets	58,221	63,257
Total current assets	1,162,842	1,546,166
Property, plant and equipment, net	885,836	824,213
Goodwill and other intangible assets, net	463,426	478,270
Other assets	95,579	77,088
Total assets	$2,607,683	$2,925,737
LIABILITIES
Current maturities of long-term debt, including notes payable	$—	$400,200
Accounts payable	205,069	221,903
Other current liabilities	224,949	264,428
Total current liabilities	430,018	886,531
Long-term debt	592,070	591,505
Other liabilities	220,190	217,374
Total liabilities	1,242,278	1,695,410
KENNAMETAL SHAREHOLDERS’ EQUITY	1,325,121	1,194,325
NONCONTROLLING INTERESTS	40,284	36,002
Total liabilities and equity	$2,607,683	$2,925,737

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2019	2018	2019	2018
Outside Sales:
Industrial	$318,636	$333,012	$956,515	$942,922
Widia	50,966	52,217	148,592	145,204
Infrastructure	227,602	222,707	666,178	633,608
Total sales	$597,204	$607,936	$1,771,285	$1,721,734
Sales By Geographic Region:
Americas	$302,919	$294,189	$887,675	$832,065
EMEA	181,390	192,876	527,505	534,040
Asia Pacific	112,895	120,871	356,105	355,629
Total sales	$597,204	$607,936	$1,771,285	$1,721,734
Operating Income (2):
Industrial	$57,218	$50,239	$173,279	$122,782
Widia	(4)	1,260	3,817	1,414
Infrastructure	24,934	30,097	69,407	74,320
Corporate (3)	(277)	(763)	(2,622)	(1,871)
Total operating income	$81,871	$80,833	$243,881	$196,645
(2) Amounts for the three and nine months ended March 31, 2018 were restated to reflect retrospective application for adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. Operating income was affected by the restatement of the prior year period in the following manner for the three months ended March 31, 2018: Industrial lower $2.8 million, Widia lower $0.4 million, Infrastructure lower $1.7 million and Corporate lower expense of $0.3 million. For the nine months ended March 31, 2018: Industrial lower $8.4 million; Widia lower $1.1 million, Infrastructure lower $5.0 million and Corporate lower expense of $1.2 million.
(3) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; FOCF; EBITDA and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2019 and 2018 include: (1) restructuring and related charges; and (2) non-recurring effect of tax reform. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2019 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales growth and FOCF. The most comparable GAAP financial measures are earnings per share, ETR, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$597,204	$81,871	11.0%	$68,550	$0.82
Reported margins		13.7%
Restructuring and related charges	—	3,433	0.1	2,614	0.03
Non-recurring effect of tax reform (5)	—	—	8.7	(6,840)	(0.08)
Adjusted results	$597,204	$85,304	19.8%	$64,324	$0.77
Adjusted margins		14.3%
(4) Attributable to Kennametal
(5) Additional benefit recorded to reflect the effect of regulations and other relevant guidance issued through March 31, 2019 on the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax). The toll tax charge is $71 million.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income(2)	Sales	Operating income(2)	Sales	Operating income(2)
Reported results	$318,636	$57,218	$50,966	$(4)	$227,602	$24,934
Reported operating margin		18.0%		—%		11.0%
Restructuring and related charges	—	1,003	—	662	—	1,768
Adjusted results	$318,636	$58,221	$50,966	$658	$227,602	$26,702
Adjusted operating margin		18.3%		1.3%		11.7%

THREE MONTHS ENDED MARCH 31, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$607,936	$80,833	31.2%	$50,866	$0.61
Reported margins		13.3%
Restructuring and related charges	—	1,681	0.2	1,230	0.01
Non-recurring effect of tax reform (6)	—	—	(8.3)	6,382	0.08
Adjusted results	$607,936	$82,514	23.1%	$58,478	$0.70
Adjusted margins		13.6%
(6) Additional charge recorded to reflect adjustments to the amounts recorded for the toll tax considering regulatory guidance issued through March 31, 2018.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income(2)	Sales	Operating income(2)	Sales	Operating income(2)
Reported results	$333,012	$50,239	$52,217	$1,260	$222,707	$30,097
Reported operating margin		15.1%		2.4%		13.5%
Restructuring and related charges	—	1,023	—	17	—	641
Adjusted results	$333,012	$51,262	$52,217	$1,277	$222,707	$30,738
Adjusted operating margin		15.4%		2.4%		13.8%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

	Nine Months Ended March 31,
FREE OPERATING CASH FLOW (UNAUDITED)
(in thousands)	2019	2018
Net cash flow provided by operating activities (7)	$157,465	$157,886
Purchases of property, plant and equipment (7)	(145,942)	(105,610)
Disposals of property, plant and equipment	3,575	2,196
Free operating cash flow	$15,098	$54,472
(7) The Company revised its statement of cash flow for the nine months ended March 31, 2018, resulting in a decrease of $23 million to previously reported net cash flow provided by operating activities and a corresponding decrease to previously reported net cash flow used for investing activities. The Company has concluded that the impact of the revision was not material to the previously issued interim financial statements. The revision had no impact on the previously issued annual financial statements nor FOCF in any period.

Earnings before interest, taxes, depreciation and amortization (EBITDA)
EBITDA is a non-GAAP financial measure and is defined as net income attributable to Kennametal (which is the most directly comparable GAAP measure and is sometimes referred to as "earnings"), with interest expense, interest income, provision for income taxes, depreciation and amortization added back. Management believes that EBITDA is widely used as a measure of operating performance and is an important indicator of the Company’s operational strength and performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining liquidity that is calculated in accordance with GAAP. Additionally, Kennametal will present EBITDA on an adjusted basis. Management uses this information in reviewing operating performance.

	Three Months Ended March 31,
EBITDA (UNAUDITED)
(in thousands)	2019	2018
Net income attributable to Kennametal	$68,550	$50,866
Add back:
Interest expense	8,104	7,468
Interest income	(752)	(1,023)
Provision for income taxes	8,632	24,130
Depreciation	24,281	23,933
Amortization of intangibles	3,640	3,690
EBITDA	$112,455	$109,064
Margin	18.8%	17.9%

Adjustments:
Restructuring and related charges	3,433	1,681
Adjusted EBITDA	$115,888	$110,745
Adjusted margin	19.4%	18.2%

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended March 31, 2019	Industrial	Widia	Infrastructure	Total
Organic sales growth	1%	3%	6%	3%
Foreign currency exchange impact (8)	(5)	(4)	(3)	(4)
Business days impact (9)	—	(1)	(1)	(1)
Sales (decline) growth	(4)%	(2)%	2%	(2)%
(8) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(9) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.